Exhibit 99.1

ARES CAPITAL CORPORATION EXTENDS AND UPSIZES

REVOLVING CREDIT FACILITY

Banks Continue To Show Strong Support For ARCC’s Direct Lending Business

NEW YORK — April 1, 2014 — Ares Capital Corporation (NASDAQ: ARCC) announced today that it has amended and extended its senior secured revolving credit facility with its existing bank group of eighteen lenders.  Total commitments to the facility grew from $1.06 billion to $1.17 billion, with five lenders upsizing their commitments.  The final maturity of the facility was extended by one year to May 4, 2019 and the stated interest rate on the facility remains unchanged at LIBOR plus 2.00% with no LIBOR floor.

“We are fortunate to have the continued support of our lenders and would like to thank the bank group for their confidence in us,” said Kipp deVeer, President of Ares Capital Corporation. “This is our largest revolving credit facility, and the additional capital and longer maturity enhance our flexibility in providing capital to middle market companies.”

In addition to this $1.17 billion credit facility, Ares Capital Corporation, through wholly owned financing subsidiaries, has two other revolving funding facilities with total commitments of $1.02 billion from four banks, bringing total revolving credit facility capacity to approximately $2.2 billion with a blended stated interest rate on these commitments of LIBOR plus 2.07%.

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform.  Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $74 billion of assets under management as of December 31, 2013. For more information, visit www.arescapitalcorp.

Contact:

Ares Capital Corporation
Carl Drake

(404) 814-5204, cdrake@aresmgmt.com